SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") is made and entered into as of this 3rd day of March, 2020 by and among Can B Corp., a Florida corporation f/k/a Canbiola, Inc. (the "Company"), Green Grow Farms, Inc. a New York Corporation ("GGFI"), New York Farm Group, a New York Corporation ("NYFG"), Stephen Apolant, an individual ("Apolant") and Peter Scalise, an individual ("Scalise"). Each of the Company, GGFI, NYFG, Apolant and Scalise are referred to herein as a "Party" and collective as, the "Parties."

WHEREAS, the Company previously entered into an acquisition agreement ("Original Agreement") to acquire 51% of GGFI from Iconic Brands, Inc ("ICNB") with the remaining 49% of GGFI to be held by NYFG, which is owned by Scalise and Apolant.

WHEREAS, the Company's closing of the Original Agreement was conditioned on the accuracy of certain representations and warranties made by GGFI within the Original Agreement, including the status and value of certain assets held by GGFI and the matters relating to GGFI's financial statements.

WHEREAS, in conjunction with the closing under a subsequent agreement between NYFG and ICNB, NYFG was granted two million (2,000,000) shares of common stock in ICNB, subject to a lock up leak out agreement (the "Lock Up Agreement").

WHEREAS, post-closing of the Original Agreement, the Company discovered certain assets during the year-end audit needed reassessment and reconsideration. Through both performance and market conditions the assets were less than originally anticipated.

WHEREAS, in settlement of certain claims held by the Company as a result of the foregoing, NYFG has agreed to assign the Company its interests in GGFI and 1,000,000 shares of its ICNB stock in consideration for a release from the Company..

NOW THERFORE, the Parties hereto agree as follows:

Section 1. Release, Waiver and Settlement. In consideration for the promises set forth in this Agreement, the Parties do hereby — for themselves and and for their heirs, spouse, representatives, attorneys, executors, administrators, successors, relatives and assigns — release each other party and all of their current and former corporate subsidiaries, parents, affiliates, predecessors, successors and assigns, licensees, and all of its current and former owners, directors, officers, supervisors or managers, employees, partners, agents, representatives, and attorneys (collectively "Releasees"), from any and all causes of action, physical and/or mental injuries, obligations, costs, expenses, including past, present and future, damages, penalties, actions, liabilities, and benefits (including attorneys' fees and costs actually incurred), of whatever character, in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, of any kind whatsoever, now existing or arising in the future, relating to or arising under the Original Agreement and its related documents or the Company's purchase of 51% of GGFI from ICNB.. Specifically in conjunction with the good delivery of the aforementioned Iconic Brand Shares and 49% additional interest in GGFI , the company releases and forgives the Apolise LLC loan with a year end 2019 balance of

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$144,310.00. The company also assumes the lease liability for 1545 Ocean Ave, Suite 1, Bohemia, NY 11716. The foregoing does not release any claims that cannot be released under applicable law

Section 2. Consideration. As consideration for the release, waiver and settlement by the Parties' respective rights and interests provided under Original Agreements:

A. NYFG agrees as follows:
   a. NYFG hereby assigns, transfers, conveys, releases, and gifts to the Company all (100%) of its ownership and other interests in GGFI free and clear of all liens and encumbrances. NYFG hereby represents and warrants that it currently owns 49% of the ownership interests in GGFI free and clear of liens and encumbrances, has the right to transfer such interests to the Company, has not sold or committed to sell such interests to any third party, and is not owed and debt by GGFI or, if owed debt by GGFI, hereby releases, discharges and cancels such debt so that there is no obligation owed from GGFI to NYFG.
   b. NYFG hereby assigns, transfers, releases, gifts and conveys to the Company 1,000,000 shares of ICNB common stock free and clear of all encumbrances. NYFG hereby represents to the Company that it holds such ICNB shares free and clear of all liens and encumbrances, has the right to transfer such ICNB stock to the Company, and has not sold or committed to sell such ICNB stock to any third party.

B. Scalise agrees as follows:
   a. Scalise hereby transfers, assigns, gifts, releases, and conveys to Apolant 100% of Scalise's ownership and other interests in and to NYFG, free and clear of all liens and encumbrances.
   b. Scalise hereby resigns from any and all positions held with NYFG and GGFI and agrees to take all steps necessary to remove himself from each of the entity's bank accounts and to surrender all property of each entity immediately upon execution of this Agreement.

C. The Company hereby agrees as follows:
   a. To accept the terms of the Modification Agreement as settlement in full for the representations made by the Parties under the Original Agreement.

D. GGFI herby agrees as follows:
   a. To release the Company for all claims relating to the Original Agreement.

Section 3. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, either by reason of death, incapacity, merger, consolidation, and/or purchase or acquisition of substantially all of the Company's assets or otherwise.

Section 4. Governing Law. Each Party acknowledges that it has been represented by

counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under New York law and shall be interpreted, enforced and governed under the laws of the laws of New York without regard to its conflicts of laws principles.

Section 5. Paragraph Headings. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 6. Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Section 7. Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof including but not limited to the Original Agreements. All other contracts, agreements or understandings between the Parties are hereby expressly declared to be null and void.

Section 8. Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 9. Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 10. Survival. All obligations of the Parties as set forth herein shall survive the execution and delivery hereof.

Section 11. Non-Disparagement. The Parties agree that they will not make any disparaging or defamatory comments to any third party concerning the other Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

Can B Corp.:

Marco Alfonsi, CEO

Peter Scalise, individually and for NYFG as Co-President

New York Farm Group:

Stephen Apolant, individually and for NYFG and Green Grow Farms

CANB NYFG Settlement Agreement- FINAL 030320

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